EXHIBIT 99.1

FirstEnergy Nuclear Operating Company	For Immediate Release
5501 N. State Route 2
Oak Harbor, Ohio 43449
www.firstenergycorp.com

News Media Contact:	Investor Relations Contact
Richard Wilkins	Kurt Turosky
(419) 321-7129	(330) 384-5500

DAVIS-BESSE TO RETURN TO STANDARD REGULATORY OVERSIGHT

FirstEnergy Nuclear Operating Company (FENOC) said today that it had been notified by the Nuclear Regulatory Commission (NRC) that the Davis-Besse Nuclear Power Station will return to the standard oversight process, effective July 1, 2005.

            "We are, of course, gratified by this news," said FENOC President and Chief Nuclear Officer Gary Leidich. "We believe this decision reflects the major improvements we’ve made at Davis-Besse, and its safe operations since the restart last year. It also is an acknowledgement of our employees’ renewed commitment to safe operations."

Enhancements to the plant included such projects as modifying back-up pumps on safety systems, increasing the capability of the plant’s emergency containment sump, stripping and repainting the dome of the containment building and installing a state-of-the-art reactor coolant system leak monitor. Davis-Besse also revamped its reactor coolant system leak detection program, making it one of the most effective in the industry, and expanded programs for employees to report safety issues.

           "While we have made a lot of progress at Davis-Besse," Leidich said, "we understand that we must remain vigilant against complacency. By returning to the standard regulatory oversight, we know that our hard work is paying off and that we’re on the right track."

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FENOC is a subsidiary of FirstEnergy Corp., a diversified energy company headquartered in Akron, Ohio. FENOC operates Davis-Besse, as well as the Perry Nuclear Power Plant in Perry, Ohio, and the Beaver Valley Power Plant in Shippingport, Pennsylvania.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(052005)